         Exhibit 10.3, Compensation Trade Agreement for MELF Product, constitutes a fair and accurate English translation of the exhibit.


DIODES INCORPORATED (Registrant)



/s/ Joseph Liu
---------------------------
JOSEPH LIU                                               October 25, 1995
Vice President, Secretary
and Chief Financial Officer
(Principal Financial and Accounting Officer)





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

                                  EXHIBIT 10.3

                 COMPENSATION TRADE AGREEMENT FOR MELF PRODUCT
                           (TRANSLATED FROM CHINESE)

         This Agreement is made between Diodes Incorporated (hereafter referred to as Diodes), located at 3050 East Hillcrest Drive, Westlake Village, California 91361-3154, U.S.A. and Shanghai Kai Hong Electronics Co., Ltd. (hereafter referred to as Kai Hong), located at No. 61 Xinnan Road, Xinqiao Town, Songjian, Shanghai, China 201612. Owing to the market demand, the parties hereby agree to cooperate in the production of MELF products (hereafter referred to as Products) under the terms and conditions below:


I.       Terms and Conditions:

         1. MELF Production investment will be in two stages, as specified in Attachment 1, Item 1.

         2. To repay Diodes' Investment, Diodes shall deduct a portion for the payment of Products to Kai Hong (See Attachment 1, Item
                 3B). Diodes shall purchase Product from Kai Hong as per the agreed upon quantities.

                 A. Diodes shall purchase all Product produced by Kai Hong as long as they meet specification and Quality requirements.

                 B. This agreement is valid for two (2) years. Diodes shall purchase all Kai Hong's MELF Production. (After the expiration of this agreement, Diodes and Kai Hong shall renegotiate the purchase agreement. Diodes has the right of first refusal to purchase the Product under the same terms and conditions with a third party).

                 C. Within the first two (2) years, Diodes agrees to purchase the total quantity as specified in the Attachment 1, Item 2. For any quantities over above this specified quantity, the price can be re-negotiated between both parties. At this time, each party has the right to chose a new partner. However, Diodes has the right of first refusal under the same terms and conditions to either retain the partnership or purchase the Product.

                 D. Under this agreement, the sales price for the MELF Product shall be as specified in Attachment 1, Item 3.

II.       Technical Support

          1. Diodes will provide technical support for manufacturing, quality control, production control, and administration to assist Kai Hong in establishing the production line. Kai Hong agrees to reimburse all the expenses to Diodes for the actual incurred cost. (The standard for the reimbursement to be agreed by both parties). Kai Hong agrees to pay a one time technical assistance fee to Diodes for the amount as specified in the Attachment 1, Item 4, to Diodes, in U.S. currency cash, within the first month of production.

* CONFIDENTIAL PORTION OMITTED AND FILED SEPARATELY WITH THE COMMISSION





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
         2. Kai Hong agrees to purchase all chips and essential raw materials from Diodes or it's subsidiary. Kai Hong agrees to purchase necessary raw materials from the suppliers that have been pre-qualified in writing by Diodes. To assure quality, Diodes' written consent is required before Kai Hong can make any changes on its raw material suppliers. For those raw materials which are not available in China, Kai Hong can purchase directly from qualified suppliers overseas or through Diodes or it's subsidiary.

III.     Payment Terms

         1. Both parties agree to be treated under the same terms and conditions for Kai Hong's payment to Diodes or it's subsidiary for the raw material purchase, and Diodes' payment to Kai Hong for Product.

         2. Diodes and Kai Hong agree to re-evaluate the transfer prices within the first three months of formal production, in the event of unforeseen variables.

IV.      Responsibilities

         1. Under this agreement, Kai Hong agrees to sell 100% of MELF Products to Diodes, and not to sale to any other parties. In order not to damage Diodes profitability, Kai Hong agrees not to negotiate with any third party, directly or through it's subsidiary, to manufacture the same or similar Product. Kai Hong agrees that all fall-off and scrap parts shall be kept in good custody, and the quantity shall be confirmed by both parties before disposal.

         2. Kai Hong shall pay to Diodes a compensation amount for it's loss which may be caused by either the Products being sold to (or carried out) a third party or the engineering drawing, production processes, or equipment's leak to a third party.

         3. Diodes agrees to pay Kai Hong a compensation amount in the event that Diodes fails to purchase the Minimum quantities as specified in Attachment 1, Item 3.

         4. If either Diodes or Kai Hong are required to pay a compensation amount to the other party, the amount shall be determined at 40% of other party's total loss.

         5.      Quality Standard: Both parties to define.

         6. The price for raw materials which Kai Hong will purchase from Diodes, and the price that Diodes will purchase from Kai Hong shall be fixed as mutually agreed. Each party is responsible for it's own Profit and Loss. However, in the event the raw material costs or the market price for the Product changes dramatically, the parties may re-evaluate the situation and re-define the prices amicably.

         7. If due to increased market demand, Diodes requests increased expansion, Kai Hong shall agree in principle. If, at that time, Kai Hong has difficulty providing the additional capital requirement, both parties shall re-negotiate the detailed arrangement.

         8. This agreement becomes effective from the date signed by authorized person executed hereunder.





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

DIODES INCORPORATED                                SHANGHAI KAI HONG ELECTRONICS, LTD.


/s/  David Lin                                     /s/  J. Y. Xing
--------------------------                         ---------------------------------------------------
David Lin, President                               J.Y.Xing, Chairman of the Board and President

Date:  June 9, 1995                                Date:  June 9, 1995





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


                 COMPENSATION TRADE AGREEMENT FOR MELF PRODUCT

                                 ATTACHMENT  1



1.       Total Investment for Compensation Trade

         Total capital requirement for MELF production is U.S.*, to be invested in two phases, both Diodes and Kai Hong will contribute U.S. *.

           Phase 1  Diodes: Investment by Equipment:           U.S.    *
                    In cash:                                   U.S.    *
                    Kai Hong: Investment by Eqpt., Facility    U.S.    *
                    In cash:                                   U.S.    *

           Phase 2  Diodes: Investment by Equipment:           U.S.    *
                    Kai Hong: Investment by Equipment:         U.S.    *
                    In cash:                                   U.S.    *

2.       Quantity of Product for Compensation Trade =
                 Total    * units of MELF Product.  (       *).

3.       MELF Transfer Price:
                 A. Transfer price to Diodes = US       *
                 B. Payment Deduction to Repay Diodes' Investment = US  *
                 C. Actual Remitted Payment to Kai Hong = US       *

4.       Technical Assistance Fee to be paid to Diodes = US         *


*CONFIDENTIAL PORTION OMITTED AND FILED SEPARATELY WITH THE COMMISSION





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